Exhibit (a)(30)

Source: Quest Diagnostics Incorporated

Contacts:
Laure Park (Investors): 201-393-5030
Gary Samuels (Media): 201-393-5700

                        QUEST DIAGNOSTICS ACQUIRES UNILAB

TETERBORO, N.J., FEBRUARY 26, 2003 - Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced today it has acquired Unilab Corporation (NASD: ULAB) by accepting for payment all shares of Unilab common stock that were tendered pursuant to the previously announced cash election exchange offer. As of 12:00 midnight, New York City time, on February 25, 2003, more than 36 million shares of Unilab Corporation common stock had been tendered and accepted for payment, including approximately 2.6 million shares purchased on the exercise of Unilab options, representing more than 99% of the outstanding Unilab Corporation common stock.

 "This transaction positions Quest Diagnostics for profitable growth in California and enhances service for healthcare customers throughout the state," said Kenneth W. Freeman, Chairman and Chief Executive Officer of Quest Diagnostics. "As we join our companies together, the number one priority is to maintain or enhance service quality and value for our customers."

Quest Diagnostics expects the transaction to improve customers' access to diagnostic testing services through the largest network of conveniently located patient service centers in the state. In addition, the combination will provide customers with state-of-the-art electronic connectivity services, innovative technologies and an expanded esoteric testing menu from Quest Diagnostics' Nichols Institute, based in San Juan Capistrano, Calif. Physician and hospital customers will also have available to them direct physician-to-physician consultations with the company's extensive network of medical and scientific specialists.

Quest Diagnostics has acquired all of Unilab's operations, including three full-service laboratories, 35 rapid-response laboratories, and 367 patient service centers. Unilab reported revenues of $420 million for the four quarters ended September 30, 2002, and has about 4,000 employees.

Pursuant to the transaction, Quest Diagnostics will issue approximately 7.4 million shares of its common stock (including approximately 300,000 shares reserved for the exercise of outstanding Unilab options) and pay approximately $297 million in cash for Unilab shares. In addition, Quest Diagnostics will repay approximately $100 million of Unilab's outstanding bank debt and has launched a cash tender offer for the outstanding $100.8 million principal amount of Unilab Corporation 12-3/4% Senior Subordinated Notes due 2009. This cash tender has a consent date of February 26, 2003 and expires on March 6, 2003.

The cash and stock due to tendering stockholders will be distributed promptly after certificates are delivered to the Exchange Agent (or book entry transfers are completed) for all of the shares tendered pursuant to notices of guaranteed delivery are delivered to the Exchange Agent, which is required to be completed by 5:00 p.m. on February 28, 2003. The cash election feature of the exchange offer has been over-subscribed. As a result, promptly following the close of business on February 28, 2003, Quest Diagnostics will announce the amount of cash and the fraction of a share of Quest Diagnostics common stock that will be exchanged for each Unilab share that has been tendered for cash. Unilab shareholders who elected to receive Quest Diagnostics common stock will receive
0.3424 of a share of Quest Diagnostics common stock for each of their Unilab shares.


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Under the terms of the exchange offer, Unilab will merge into a wholly-owned subsidiary of Quest Diagnostics on February 28, 2003. In the merger, each remaining outstanding share of Unilab common stock will be converted into 0.3424 of a share of Quest Diagnostics common stock.

As part of an agreement with the Federal Trade Commission, Quest Diagnostics also has agreed to divest certain assets in Northern California following the completion of the transaction to Laboratory Corporation of America (LabCorp(R)) (NYSE: LH) for $4.5 million in cash. The assets to be sold to LabCorp include the assignment of four capitated contracts with independent physician associations (IPAs), as well as the leases for 46 patient service centers, five of which also serve as rapid response laboratories, located throughout Northern California. Approximately $27 million in annual revenues are generated by capitated fees under the IPA contracts and associated fee-for-service testing for physicians whose patients use these patient service centers, as well as from specimens received directly from the IPA physicians. The assets will transition to LabCorp over a period of approximately six months.

For additional information on the cash election exchange offer, Unilab shareholders may contact Georgeson Shareholder Communications at 212-440-9800. In addition, Merrill Lynch is the Dealer Manager for the exchange offer and may be contacted toll free at 866-276-1462.

About Quest Diagnostics
Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable physicians, hospitals, managed care organizations and other healthcare professionals to make decisions to improve health. The company offers the broadest access to diagnostic laboratory services through its national network of laboratories and patient service centers. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and empowers healthcare organizations and clinicians with state-of-the-art connectivity solutions that improve practice management. Additional company information can be found on the Internet at: http://www.questdiagnostics.com .

FORWARD-LOOKING STATEMENTS:
This communication contains certain forward-looking statements. These forward-looking statements, which may include, but are not limited to, statements concerning the financial condition, results of operations and businesses of Quest Diagnostics and Unilab and the benefits expected to result from the contemplated transaction, are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, the risk that the conditions relating to the required minimum tender of Unilab shares or regulatory clearance might not be satisfied in a timely manner or at all, risks relating to the integration of the technologies and businesses of Quest Diagnostics and Unilab, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, conditions of the economy and other factors described in the most recent reports on Form 10-Q, most recent reports on Form 10-K, and other periodic reports filed by Quest Diagnostics and Unilab with the Securities and Exchange Commission.

ADDITIONAL INFORMATION:
On May 15, 2002, Quest Diagnostics filed a Registration Statement on Form S-4, as amended, and a Schedule TO, as amended, and Unilab filed a Solicitation/Recommendation Statement on Schedule 14D-9, as amended, with the Securities and Exchange Commission in connection with the transaction. A Prospectus, which is part of the Registration Statement on Form S-4, the Solicitation/Recommendation Statement on Schedule 14D-9, and related exchange offer materials, including a letter of election and


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transmittal, has been mailed to stockholders of Unilab. In addition, Quest
Diagnostics has previously filed a Statement on Schedule 13D, as amended, relating to its agreement with Kelso Investment Associates VI, L.P. and KEP VI, LLC. Investors and stockholders of Unilab are urged to read all of these documents carefully. These documents contain important information about the transaction and should be read before any decision is made with respect to the exchange offer. Investors and stockholders are able to obtain free copies of these documents through the website maintained by the Securities and Exchange Commission at http://www.sec.gov . Free copies of these documents may also be obtained from Quest Diagnostics by directing a request to Quest Diagnostics Incorporated at One Malcolm Avenue, Teterboro, New Jersey, 07608, or from Unilab by directing a request to Unilab Corporation at 18448 Oxnard Street, Tarzana, California, 91356.

In addition to the Registration Statement on Form S-4, Schedule TO, Prospectus, Solicitation/Recommendation Statement on Schedule 14D-9 and related exchange offer materials, both Quest Diagnostics and Unilab file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, Statements or other information filed by Quest Diagnostics or Unilab at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, or at any of the Securities and Exchange Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 800-SEC-0330 for further information on the public reference rooms. Quest Diagnostics' and Unilab's filings with the Securities and Exchange Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Securities and Exchange Commission at http://www.sec.gov.







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